Exhibit 10.1

March 9, 2006

Michael J. Gast, MD, PhD

111 Augusta Drive

West Chester, PA 19382

Dear Michael:

I am pleased to offer you the position of Senior Vice President, Clinical Research and Development with Genaera Corporation, reporting to John L. Armstrong, Jr., President and Chief Executive Officer. Your base salary will be $25,000.00 per month ($300,000/year). Bonuses are awarded to officers at the discretion of the Compensation Committee of the Board of Directors. In the event a Chief Medical Officer (CMO) is hired, it is anticipated that you will report to the CMO at that time.

Contingent upon your acceptance of this offer, it is expected that the Compensation Committee of the Board of Directors will grant to you at its next meeting options to purchase 100,000 shares of Genaera Common Stock, and a grant of 50,000 shares of restricted stock. The exercise price of your stock options will be set at the fair market value of the underlying common stock on the later of the date of the Board of Directors grants the options (typically its next meeting) or your start date. These stock options will have a term of 10 years and vest at the rate of 33.33% per year. The restricted stock will vest at the rate of 25% every six months over two years. As with all Genaera options, the grant will be subject to execution of a stock option agreement in the form specified by the Compensation Committee.

If Genaera terminates your employment without cause (“cause” is defined in Genaera’s 2004 Stock Based Incentive Compensation Plan, referred to as the “Plan”) after you are employed, you will receive your monthly base salary for (12) twelve months following your termination date or until you secure full time employment elsewhere, whichever period is shorter. “Cause” pursuant to subsection (iv) of Section 2.4 of the Plan relating to breach of an employment or consulting agreement shall be interpreted to constitute cause for purposes of this letter agreement only if the breach remains uncured after reasonable written notice to you of the breach or if the breach by its nature is not curable, then no cure period shall be required.

Michael Gast

In the event your employment is involuntarily terminated as a result of a Change in Control of the Company, you will be eligible to receive severance payments as approved by the Genaera Board of Directors provided under separate cover.

As conditions of receiving any severance benefits from Genaera, you must: (a) not be in breach of any agreement executed with Genaera as part of your employment, including, the Company’s Proprietary Information Agreement (includes Non-Solicitation Clause), Code of Business Conduct and Ethics Policy, Statement on Insider Information and Insider Trading, Conflict of Interest Policy, Sexual Harassment Policy and the Drug Free Workplace Policy; and (b) sign a general release, including a non-disparagement clause, in a form acceptable to Genaera.

Upon the commencement of your employment with the Company, you will be expected to execute the Company’s Drug-Free Workplace Policy, Proprietary Information Agreement, Policy Statement on Insider Information and Insider Trading, Sexual Harassment Policy, and Conflicts of Interest Policy, each in the form provided in this packet. Genaera may have already provided you with certain of its confidential business or scientific information, which it expects you to keep confidential, and to use only to further Genaera’s legitimate business interests. Just as Genaera expects you to keep confidential its business or scientific information, Genaera also expects you to honor your obligations to your former employers with respect to maintaining the confidentiality of their business or scientific information. You have disclosed to Genaera that Wyeth has asked you to write several scientific papers and attend certain meetings. You also mentioned that communications related to completion of these matters may continue on an occasional basis thereafter. For the avoidance of doubt, Genaera acknowledges that these activities do not constitute a conflict of interest for purposes of Genaera’s policies and do not constitute an inappropriate relationship with a competitor under Genaera’s Code of Business Conduct and Ethics.

You will be eligible for twenty-five (25) vacation days per year starting in 2006. Vacation accrues proportionate to months employed. Employees are encouraged to take their vacations yearly. However, up to five (5) days of unused vacation time can be carried over into next year with supervisor approval. In addition, you will be eligible for the benefits package available to all employees. Enclosed is a summary of benefits.

You are being hired as a Section 16 Officer of Genaera, and as such will be included in indemnification provided pursuant to the Corporation’s Bylaws and Certificate of Corporation. You will also be a covered person under Genaera’s Director and Officers insurance coverage.

All the terms and conditions of this Agreement shall be binding upon and inure to the benefit and be enforceable by the respective heirs, representative heirs, representatives, successors (including any successor as a result of a merger or similar reorganization) and assigns of the parties hereto, except that your duties and responsibilities hereunder are of a personal nature and shall not be assignable in whole or in part by you.

Michael Gast

We look forward to your joining us at Genaera Corporation. Please indicate your acceptance of this offer, which is for at will employment, by your signature below. In addition, please note that in conjunction with this offer of employment, Genaera will be conducting a background check. Please complete the attached forms and return with your signed offer letter.

We have agreed that your start date will be Monday, March 20, 2006; however, this is flexible. Please do not hesitate to speak with me concerning any questions you may have.

Sincerely,

/s/ John L. Armstrong, Jr.
John L. Armstrong, Jr. President and Chief Executive Officer

JLA/jlb

Accepted:	/s/ Michael J. Gast

Date: March 20, 2006